UNITED STATES

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SPRINT NEXTEL CORPORATION

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The following email was sent from Dan Hesse, Chief Executive Officer of Sprint Nextel Corporation (“Sprint”), to Sprint employees on May 21, 2013:

Dear Sprint Teammates,

Today, I have new information to share with you about two topics – the next steps with SoftBank and DISH and the next steps in our proposed acquisition of Clearwire.

As you know, Dish Network made a proposal on April 15 to acquire Sprint. Over the past few weeks, the Special Committee of Sprint’s Board of Directors has been working with its legal and financial advisors to better understand that proposal. This process ensures that Sprint’s Board of Directors recommends an action that is in the best interest of Sprint shareholders. It is important to note that Sprint currently has a signed merger agreement with SoftBank and that the Board’s recommendation in favor of that merger has not changed.

Last night, Sprint received a waiver from SoftBank that will allow Sprint to provide certain non-public information to DISH and allow the Special Committee and its advisors to negotiate with DISH. By taking this action, it will allow a timely detailed review and will allow DISH, if it chooses to, to submit a formal offer to buy the company after it has done its due diligence. If a formal offer is made, Sprint’s Board will decide if it is superior to the SoftBank agreement.

In the meantime, we are continuing the necessary work to execute the previously announced merger with SoftBank. As I stated earlier, our board has not changed its recommendation in favor of the SoftBank transaction.

This morning we announced an increased offer to the Board of Directors of Clearwire to acquire the approximately 50 percent stake in the company we don’t currently own for $3.40 per share, valuing Clearwire at $10.7 billion. This increased offer represents a 14 percent premium to our previous offer and a 162 percent premium to Clearwire’s closing share price the day before the Sprint-SoftBank discussions were first confirmed in the marketplace on October 11. This new offer represents Sprint’s best and final offer and demonstrates Sprint’s commitment to closing the Clearwire transaction and improving our competitive position in the U.S. wireless industry.

These announcements will likely generate considerable press coverage. It is essential that we stay focused on the priorities of the business and delivering a strong 2nd quarter. Thank you for your hard work and dedication that has made Sprint what it is today.

Sincerely,

Dan